Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 9, 2021, with respect to the financial information of Sportradar Group AG, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AG

St. Gallen, Switzerland

September 10, 2021